EXHIBIT 99

Dave & Buster’s Entertainment, Inc. Appoints Brandon Coleman as

Senior Vice President and Chief Marketing Officer

DALLAS, February 24, 2020 (GLOBE NEWSWIRE) –-- Dave & Buster's Entertainment, Inc. (NASDAQ:PLAY) ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced that it has appointed Brandon Coleman III as Senior Vice President (SVP) and Chief Marketing Officer, effective February 26, 2020. Mr. Coleman will succeed Sean Gleason, who has served in the role since 2009 and will continue with the Company in an advisory capacity through April 30, 2020.

Mr. Coleman brings to Dave & Buster’s more than a decade of marketing experience in the restaurant industry. Most recently, he served as President of Del Frisco’s Grille where he led a successful brand turnaround and achieved positive same store sales growth. Prior to that, he was the Chief Marketing Officer of Del Frisco’s Restaurant Group where he oversaw the marketing, culinary, beverage, and research and development teams for all three of the company’s brands.

“Brandon is a seasoned marketing executive and we are excited to welcome him to the Dave & Buster’s team,” said Brian Jenkins, Chief Executive Officer. “He brings valuable expertise and a proven track-record of success implementing research-driven marketing strategies across a variety of concepts. Guest engagement, loyalty and brand recognition are central tenets of our strategy, and I am confident in Brandon’s ability to drive innovation and advance our ongoing marketing initiatives. Brandon is a great cultural fit and we are confident we will benefit from his leadership and fresh perspective.”

Mr. Coleman said, “Dave & Buster’s is an iconic brand, and I have long admired its market-leading position and focus on creating an immersive experience for guests. I am excited to begin working with the team to drive deeper customer engagement, accelerate digital marketing initiatives and develop targeted campaigns utilizing the Company’s expanding consumer insights capabilities.”

Mr. Jenkins added, “On behalf of the Board of Directors, management team, and employees of Dave & Buster’s, I want to thank Sean Gleason for his many contributions to the Company over the last 11 years. We especially appreciate his support in facilitating a seamless transition. We wish Sean all the best in his future endeavors.”

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 136 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com